DTE Energy names Deborah Byers to board of directors DETROIT, June 22, 2023 — DTE Energy (NYSE: DTE) has named Deborah Byers, a retired partner from Ernst & Young LLP to its board of directors effective immediately. Byers served as Americas Industry Leader overseeing the markets and growth strategy across Ernst & Young’s primary industry markets. She has held several senior leadership positions at Ernst & Young, including serving as its Houston Office Managing partner and U.S. Energy Leader. Her national and international work in the energy sector gives her important strategic insight into key issues facing DTE and the nation as we transition to clean and sustainable energy production. Byers serves as a senior advisor to Veriten, a media, research and consulting platform focused on the energy sector. She is a non-resident fellow at the Center for Energy Studies of Rice University’s Baker Policy Institute. She also serves on the advisory board of Switch Energy Alliance, where she advances programs in energy literacy and access. Byers is a passionate supporter of women in energy and has been an active mentor of women professionals for many years. “We are thrilled to welcome Deborah and her breadth of knowledge and experience in the energy space to our board of directors,” Jerry Norcia, chairman and CEO of DTE Energy, said. “Her knowledge and understanding of issues important to the industry as well as her focus on diversity in the energy industry makes her a valuable addition to our board as we work to serve our communities.” Byers holds a Bachelor of Business Administration from Baylor University in Waco, Texas, and is a Certified Public Accountant. She also serves as a board member for the Memorial Hermann Foundation and the DePelchin Children’s Hospital Foundation. About DTE Energy DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include an electric company serving 2.3 million customers in Southeast Michigan and a natural gas company serving 1.3 million customers in Michigan. The DTE portfolio includes energy businesses focused on custom energy solutions, renewable energy generation, and energy marketing and trading. Through our commitment to cleaner energy, DTE Electric plans to reduce CO2 emissions by 90% and DTE Gas will plan to reduce methane emissions by more than 80% by 2040 to produce cleaner energy while keeping it safe, reliable and affordable. DTE Electric and Gas aspire to achieve net zero carbon emissions by 2050. DTE is committed to serving with its energy through volunteerism, education and employment initiatives, philanthropy and economic progress. Information about DTE is available at dteenergy.com, empoweringmichigan.com, twitter.com/dte_energy and facebook.com/dteenergy. For further information, members of the media may call: Peter Ternes, DTE Energy, 313.235.5555